The Fund held its annual meeting of shareholders on April 2, 2008. Shareholders voted to elect John C. Maney and R. Peter Sullivan III as trustees indicated below.

									Withheld
						Affirmative   		Authority
Election of John C. Maney
Class III to serve until 2011			33,036,344		389,994

Election of R. Peter Sullivan III
Class III to serve until 2011			33,027,849		398,489


Robert Connor, Hans W. Kertess and William B Ogden IV continue to serve as Class I Trustees.
Paul Belica and John J. Dalessandro II continue to serve as Class II Trustees.